FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This first amendment ("Amendment") to the Distribution Agreement (the "Agreement") dated as of September 30, 2021, by and between Professionally Managed Portfolios, Muzinich & Co., Inc., and Quasar Distributors, LLC (together, the "Parties") is effective as of August 1st, 2025.

WHEREAS, the Parties desire to amend Exhibit B to the Agreement to reflect an updated fee schedule; and,

WHEREAS, pursuant to Section (b) of the Agreement all amendments are required to be in writing and signed by the Parties.

NOW THEREFORE, the Parties hereto agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Exhibits A and B to the Agreement are hereby deleted in its entirety and replaced by Amended Exhibit A and Amended Exhibit B attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set fo1ih herein.

4.This Amendment shall be governed by, and the prov1s10ns of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Professionally Managed Portfolios	Quasar Distributors, LLC
By: /s/ Craig Benton	By: /s/ Teresa Cowan
Name: Craig Benton	Name: Teresa Cowan
Title: Treasurer	Title: President
Date: 8/25/2025	Date: 8/26/2025

Muzinich & Co., Inc.
By: /s/ Paul F. Fehre
Name: Paul F. Fehre
Title: C.O.O
Date: 8/25/2025

Amended Exhibit A to the
Distribution Agreement Fund Names

Separate Series of Professionally Managed Portfolios

Name of Series
Muzinich Dynamic Income Fund (fka Muzinich Credit Opportunities Fund) Muzinich Low Duration Fund
Muzinich U.S. High Yield Credit Fund

AMENDED EXHIBIT B

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE
Legal Underwriting Services (Mutual Funds)
Base Fee - Legal Underwriting Services	Asset fee, based on total assets In the Funds (calculated monthly and invoiced in arrears) Subject to an annual minimum fee based on the total number of Funds: •*$[ ] per Fund✓	Up to $[ ]: .[ ] basis point Over $ billion: [ ] basis point
Review of Fund Marketing Material	Standard fee per communication piece for the first 10 pages (minutes if audio or video)	$[ ] standard review
	Fee after 10 pages/minutes	$[ ] per page/minute
	Expedited fee per communication piece requiring 24 hour expedited review for the first 10 pages (minutes if audio or video)	$[ ] expedited review
	Fee after 10 pages/minutes (expedited)	$[ ] per page/minute
Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•    overnight delivery charges
•    FINRA registration and filing fees travel, lodging and meals

Fees are billed monthly.

*Subject to annual 3% Increase, based on the Effective Dates of the Agreement.